EXHIBIT 10.EE

REVISED CHANGE IN CONTROL AGREEMENT
TO BE EFFECTIVE JANUARY 1, 2023

This Agreement is entered into as of January 16, 2019 between Valley National Bancorp and Valley National Bank (jointly, the “Company”) and _________________ (the “Executive”).
BACKGROUND
Whereas, the Company has adopted a new program for executive officers who have Change in Control Agreements. The new program reduces the benefits payable under many existing Change in Control Agreements with executives.
Whereas, the new program provides that the CEO is entitled to three times salary and bonus, plus three times COBRA costs, with a net best tax provision; executive officers with the title of Senior Executive Vice President are entitled to two times salary and bonus, plus two times COBRA costs, with a net best tax provision; and executive officers with the title of Executive Vice President are entitled to two times salary and a pro-rata bonus, plus two times COBRA costs, with a net best tax provision.
Whereas, the existing Change in Control Agreements provide for a three-year evergreen term and, without the consent of the Executive, cannot be terminated until the end of the existing three-year term.
Whereas, to transition to the new program, the Compensation and Human Resources Committee of the Company determined that if the benefits under the new program provide the Executive with reduced benefits, the Executive will be transitioned to the new program with a revised agreement at the end of four years.
Whereas, the purpose of this Agreement is to provide the Executive with the new agreement to be effective January 1, 2023 and to have the Executive agree that the current Change in Control Agreement is no longer effective on or after December 31, 2022.
Whereas, nothing in this Agreement or the new agreement prevents the Company, prior to the change in control, from terminating the Executive at any time and thus terminating the current or new Change in Control Agreement.
NOW THEREFORE, the Company and the Executive, each intending to be legally bound, agree as follows:

1.	Current Change in Control Agreement. The Executive agrees that the Executive’s present Change in Control Agreement will be cancelled and of no further force and effect after December 31, 2022.

2.
New Change in Control Agreement. The Company and the Executive agree that the new Change in Control Agreement annexed hereto will become effective on and after January 1, 2023. The Company and the Executive agree to execute and have executed the new

101452037.3

EXHIBIT 10.EE

Change in Control Agreement annexed hereto now with a future effective date of January 1, 2023.

3.
No Effect Prior to a Change in Control. Notwithstanding the Change in Control Agreement, the Executive remains an at-will employee of the Company prior to a Change in Control. As specified in the Agreement, this Agreement does not affect any rights of the Company to terminate the Executive prior to a Change in Control or any rights of the Executive granted in any other agreement or contract or plan with the Company if the Executive is terminated prior to a Change in Control. If the full-time employment of the Executive by the Company is ended for any reason prior to a Change in Control, both the existing Change in Control Agreement ending on December 31, 2022 and the new Change in Control Agreement effective January 1, 2023, shall thereafter be of no force and effect.

IN WITNESS WHEREOF, Valley National Bank and Valley National Bancorp each have caused this Agreement to be signed by their duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

ATTEST:	VALLEY NATIONAL BANCORP
By:
, Secretary	Gerald Korde, Chairman,
Compensation and Human Resources Committee

ATTEST:	VALLEY NATIONAL BANK
By:
, Secretary	Gerald Korde, Chairman,
Compensation and Human Resources Committee

WITNESS:	EXECUTIVE:

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